Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact:     Roland O. Burns
     Sr. Vice President and
          Chief Financial Officer

               Web Site:          www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
THIRD QUARTER 2004 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, November 8, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today reported financial and operating results for the quarter and nine months ended September 30, 2004.

Financial Results for The Three Months and Nine Months Ended September 30, 2004

Comstock reported net income of $12.3 million, 34(cents) per diluted share for the three months ended September 30, 2004 as compared to 2003’s third quarter income of $12.9 million, 36(cents) per diluted share. Third quarter 2004’s oil and gas sales of $78.4 million increased 38% over 2003’s third quarter sales of $56.9 million. Operating cash flow (before changes in working capital accounts) generated by Comstock in 2004’s third quarter of $56.6 million was 56% higher than 2003’s third quarter cash flow of $36.2 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $60.5 million in 2004’s third quarter, a 38% increase over 2003’s third quarter EBITDAX of $43.8 million. Comstock’s third quarter financial results include the operations of Bois d’Arc Energy, LLC’s (“Bois d’Arc Energy”) beginning in July 2004. Comstock owns 59.9% of Bois d’Arc Energy which is engaged in the exploration and production of oil and natural gas in the Gulf of Mexico. The third quarter financial results include a $1.6 million charge for costs incurred in connection with the formation of Bois d’Arc Energy.

For the nine months ended September 30, 2004, Comstock’s oil and gas sales totaled $205.6 million, as compared to oil and gas sales of $182.6 million for the same period in 2003. Net income for the nine months ended September 30, 2004 was $31.0 million, 86(cents) per diluted share, as compared to net income of $47.6 million, $1.36 per diluted share, excluding the cumulative effect of an accounting principle change for future abandonment costs. The results for the nine months ended September 30, 2004 include a charge of $19.6 million ($12.5 million after income taxes or 35(cents) per diluted share) relating to the early retirement of the Company’s 11 1/4% senior notes. Operating cash flow (before changes in working capital accounts) generated by Comstock in the first nine months of 2004 was $139.5 million, a 15% increase from cash flow of $121.5 million in the same period in 2003. For the nine months ended September 30, 2004, EBITDAX was $159.2 million as compared to EBITDAX of $144.4 million for the same period in 2003, representing a 10% increase.

Comstock’s production in the third quarter of 2004 totaled 12.7 Bcf equivalent of natural gas (“Bcfe”), a 12% increase from production of 11.3 Bcfe in the third quarter of 2003. For the first nine months of 2004, Comstock produced 34.7 Bcfe, an increase of 5% as compared to production in the same period of 2003 of 33.0 Bcfe. Production was lower than expected mainly due to the effects of Hurricane Ivan which caused the Company’s Gulf of Mexico production to be shut in for part of September. The Company’s realized natural gas price averaged $5.85 per Mcf in 2004’s third quarter as compared to $5.04 per Mcf in 2003’s third quarter. Realized oil prices in the third quarter of 2004 averaged $42.46 per barrel as compared to $29.50 per barrel for 2003. For the first nine months of 2004, Comstock’s realized natural gas price averaged $5.76 per Mcf as compared to 2003’s average natural gas price of $5.65 per Mcf. For the first nine months of 2004, Comstock’s realized oil price was $38.67 per barrel as compared to $30.79 per barrel for the same period in 2003.

Year to Date 2004 Drilling Results

In the first nine months of 2004, Comstock drilled 52 wells (25.2 net) as part of its 2004 development and exploration program. Forty-two (20.2 net) of the 52 wells drilled were successful and ten (5.2 net) were dry holes. Six (4.9 net) of the 52 wells were drilled by Bois d’Arc Energy in the third quarter of 2004. Three (2.8 net) of the Bois d’Arc Energy wells were successful and three (2.1 net) were dry holes.

Comstock drilled nine wells, 6.8 net wells, in its East Texas/ North Louisiana region in the first nine months of 2004. All of these wells were successful. Five of these wells were tested at an average per well rate of 2.0 million cubic feet of natural gas equivalent (“Mmcfe”) per day. The remaining four are being completed. Comstock has three wells currently being drilled and expects to drill four additional wells in this region by the end of the year.

Comstock drilled 22 wells, 6.8 net wells, in its South Texas region in the first nine months of 2004. Sixteen of these wells were successful and six were dry holes. Fourteen of the successful South Texas wells were tested at an average per well rate of 4.3 million cubic feet of natural gas equivalent (“Mmcfe”) per day. The remaining two are being completed. Comstock has two wells being drilled currently in South Texas and expects to drill two additional wells by the end of the year including an offset well to a discovery well in the Javelina field in Hidalgo County which is expected to be a 7.0 Mmcfe per day producer. Comstock has a 66% working interest in this well.

In its Southeast Texas region, Comstock is currently drilling the Collins #3 well to a depth of 15,500 feet. This field extension well is being drilled to the South of Comstock’s other successful wells in the “Ross” prospect area in Polk County, Texas. Comstock plans to test its “Big Sandy” prospect which is further South of the “Ross” prospect area with an 18,000 foot exploratory well to be drilled in the fourth quarter.

Comstock drilled thirteen offshore wells (6.0 net) in its Gulf of Mexico region in the first half of 2004. These wells were drilled under its exploration program with Bois d’Arc Offshore Ltd. (“Bois d’Arc”), or as part of Comstock’s redevelopment of its Ship Shoal 113 Unit. All but one of the offshore wells were successful. In July 2004 Comstock contributed its offshore Gulf of Mexico properties to Bois d’Arc Energy in exchange for 59.9% ownership of the new venture. Since its formation Bois d’Arc Energy has drilled six offshore wells. Three were successful and three were dry holes that were reported on last week. The successful wells include the OCS-G 00063 #3 well drilled at Ship Shoal Block 93 to test the “Goldfish” prospect. The well was drilled to a depth of 12,420 feet and encountered 58 feet of productive pay in three zones. Bois d’Arc Energy has a 80% working interest in this well. The SL 10830 #6 well drilled at Ship Shoal Block 66 was also successful. This field extensional test well was drilled to a depth of 10,830 feet and found 27 net feet of productive pay in three sands. Bois d’Arc Energy has a 100% working interest in this well. The third successful well was drilled at Vermilion Block 127. The OCS-G 22621 #1 was drilled to a depth of 7,020 feet and found 148 feet of net productive pay in eight commercial sands. Bois d’Arc is currently drilling three offshore wells and expects to drill an additional three wells by the end of the year.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Oil and gas sales	$78,353	$56,866	$205,622	$182,603
Operating expenses:
Oil and gas operating	15,409	11,812	40,515	33,708
Exploration	9,400	1,225	14,579	3,366
Depreciation, depletion and amortization	20,503	15,163	52,040	44,867
General and administrative, net	3,665	1,508	9,637	4,983

Total operating expenses	48,977	29,708	116,771	86,924

Income from operations	29,376	27,158	88,851	95,679

Other income (expenses):
Interest income	46	16	80	59
Other income	43	73	129	167
Interest expense	(4,803)	(7,370)	(15,594)	(22,648)
Loss from early extinguishment of debt	—	—	(19,599)	—
Loss on derivatives	(553)	—	(553)	(3)
Formation costs	(1,641)	—	(1,641)	—
Minority interests in net income	(3,221)	—	(3,221)	—

Total other income (expenses)	(10,129)	(7,281)	(40,399)	(22,425)

Income before income taxes and cumulative effect of change In accounting principle	19,247	19,877	48,452	73,254
Provision for income taxes	(6,929)	(6,957)	(17,443)	(25,639)

Income before cumulative effect of change in accounting principle	12,318	12,920	31,009	47,615
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	675

Net income	12,318	12,920	31,009	48,290
Preferred stock dividends	—	—	—	(573)

Net income attributable to common stock	$12,318	$12,920	$31,009	$47,717

Net income per share before cumulative change in accounting principle:
Basic	$0.36	$0.38	$0.91	$1.50

Diluted	$0.34	$0.36	$0.86	$1.36

Net income per share:
Basic	$0.36	0.38	$0.91	$1.52

Diluted	$0.34	0.36	$0.86	$1.38

Weighted average common and common stock equivalent shares outstanding:
Basic	34,204	33,562	34,091	31,336

Diluted	35,979	35,398	36,037	34,964

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Cash flow from operations:
Net cash provided by operating activities	$61,729	$50,298	$129,548	$119,109
Increase (decrease) in accounts receivable	(1,363)	(4,806)	(6,036)	6,583
Increase (decrease) in other current assets	1,641	(1,426)	802	(213)
Decrease (increase) in accounts payable and accrued expenses	(5,370)	(7,884)	15,226	(3,971)

Cash flow from operations	$56,637	$36,182	$139,540	$121,508

EBITDAX:
Income before cumulative effect of change in accounting principle	$12,318	$12,920	$31,009	$47,615
Interest expense	4,803	7,370	15,594	22,648
Loss from early extinguishment of debt	—	—	19,599	—
Income tax expense	6,929	6,957	17,443	25,639
Depreciation, depletion and amortization	20,503	15,163	52,040	44,867
Stock-based compensation	1,118	120	3,494	239
Formation costs	1,641	—	1,641	—
Minority interests in net income	3,221	—	3,221	—
Exploration expense	9,400	1,225	14,579	3,366
Unrealized losses from derivatives	553	—	553	3

EBITDAX	$60,486	$43,755	$159,173	$144,377

	As of September 30,
	2004	2003
Balance Sheet Data:
Current assets	$75,484	$50,362
Property and equipment, net	862,645	683,824
Other	12,600	6,329

Total assets	$950,729	$740,515

Current liabilities	$64,173	$54,487
Long-term debt	381,000	311,002
Other	173,216	94,923
Stockholders’ equity	332,340	280,103

Total liabilities and stockholders’ equity	$950,729	$740,515

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

For the Three Months ended September 30, 2004

	Comstock
	Resources (1)	Bois d'Arc	Consolidated
Oil production (thousand barrels)	107	447	554
Gas production (million cubic feet — Mmcf)	6,233	3,150	9,383
Total production (Mmcfe)	6,875	5,832	12,707
Oil sales	$4,539	$18,963	$23,502
Gas sales	36,058	18,793	54,851

Total oil and gas sales	$40,597	$37,756	$78,353

Average oil price (per barrel)	$42.46	$42.46	$42.46
Average gas price (per thousand cubic feet — Mcf)	$5.79	$5.97	$5.85
Average price (per Mcf equivalent)	$5.90	$6.47	$6.17
Lifting cost	$8,117	$7,292	$15,409
Lifting cost (per Mcf equivalent)	$1.18	$1.25	$1.21
Development and exploration expenditures	$19,405	$19,485	$38,890

For the Nine Months ended September 30, 2004

	Comstock
	Resources (1)	Bois d'Arc	Consolidated
Oil production (thousand barrels)	969	447	1,416
Gas production (million cubic feet — Mmcf)	23,051	3,150	26,201
Total production (Mmcfe)	28,865	5,832	34,697
Oil sales	$35,783	$18,963	$54,746
Gas sales	132,083	18,793	150,876

Total oil and gas sales	$167,866	$37,756	$205,622

Average oil price (per barrel)	$36.93	$42.42	$38.67
Average gas price (per thousand cubic feet — Mcf)	$5.73	$5.97	$5.76
Average price (per Mcf equivalent)	$5.82	$6.47	$5.93
Lifting cost	$33,223	$7,292	$40,515
Lifting cost (per Mcf equivalent)	$1.15	$1.25	$1.17
Development and exploration expenditures	$91,525	$19,485	$111,010

(1)	Excludes Bois d’Arc Energy LLC.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS (EXCLUDING BOIS D’ARC ENERGY, LLC)
(In thousands, except per unit amounts)

For the Three Months ended September 30, 2004

	East Texas/
	North	Southeast
	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	19	55	33	107
Gas production (million cubic feet — Mmcf)	2,263	2,500	1,470	6,233
Total production (Mmcfe)	2,377	2,830	1,668	6,875
Oil sales	$831	$2,330	$1,378	$4,539
Gas sales	12,084	15,047	8,927	36,058

Total oil and gas sales	$12,915	$17,377	$10,305	$40,597

Average oil price (per barrel)	$43.74	$42.36	$41.76	$42.46
Average gas price (per thousand cubic feet — Mcf)	$5.34	$6.02	$6.07	$5.79
Average price (per Mcf equivalent)	$5.43	$6.14	$6.18	$5.91
Lifting cost	$2,860	$2,981	$2,276	$8,117
Lifting cost (per Mcf equivalent)	$1.20	$1.05	$1.36	$1.18
Development and exploration expenditures	$7,134	$857	$11,414	$19,405

For the Nine Months ended September 30, 2004

		East Texas/
	Gulf of	North	Southeast
	Mexico	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	637	68	176	88	969
Gas production (million cubic feet — Mmcf)	3,594	7,144	7,593	4,720	23,051
Total production (Mmcfe)	7,417	7,552	8,649	5,248	28,866
Oil sales	$23,233	$2,518	$6,670	$3,362	$35,783
Gas sales	22,518	38,842	44,604	26,119	132,083

Total oil and gas sales	$45,751	$41,360	$51,274	$29,481	$167,866

Average oil price (per barrel)	$36.47	$37.03	$37.90	$38.20	$36.93
Average gas price (per thousand cubic feet — Mcf)	$6.27	$5.44	$5.87	$5.53	$5.73
Average price (per Mcf equivalent)	$6.17	$5.48	$5.93	$5.62	$5.82
Lifting cost	$10,431	$8,252	$8,223	$6,317	$33,223
Lifting cost (per Mcf equivalent)	$1.41	$1.09	$0.95	$1.20	$1.15
Development and exploration expenditures	$53,536	$11,059	$5,472	$21,458	$91,525